EXHIBIT 10.2

Assignment of Marketing Agreement

This undersigned hereby assigns all right, title and interest in and to that certain Marketing Agreement dated November 19th, 2012, by and between Sputnik Enterprises, Inc. and Wireless NRG LLC, to Kudos Marketing, Inc., a wholly owned subsidiary of Sputnik Enterprises, Inc.

In witness whereof, this assignment is made at Orlando, Florida as of November 20, 2012.

Sputnik Enterprises, Inc.

By /s/ Anthony Gebbia
Its CEO